SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT is made and entered into as of the 31st day of March, 2012, by and between Mueller Water Products, Inc., a Delaware corporation (”Company”), and Gregory S. Rogowski (“Employee”).

W I T N E S S E T H:

WHEREAS, Company and Employee entered into an employment agreement effective as of May 12, 2009 and subsequent amendment effective as of December 1, 2009 (together, the “Agreement”);

WHEREAS, Company and Employee wish to amend certain terms of the Agreement;

NOW, THEREFORE, Company and Employee, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

1.	Capitalized terms used in this Second Amendment shall have the meanings assigned to such terms in the Agreement.

2.	Section 5(iii) shall be deleted in its entirety and replaced with the following:

iii.
The Company will allow Executive to continue medical and dental coverage for Executive and Executive's eligible dependents (as provided to its active employees) for up to 18 months following the date of termination of employment, but only if the Executive pays the COBRA rate for such coverage (“Extended Coverage”). If Executive declines Extended Coverage or becomes eligible for medical and/or dental coverage through another employer (including an employer of the Executive's spouse), such Extended Coverage will cease. The COBRA election period and COBRA maximum period of coverage will begin on the date the Extended Coverage ceases, subject to the rules and limitations that apply to COBRA coverage.

In addition to the amounts described elsewhere in this Agreement, Executive shall be paid an amount each month equal to 150% of the applicable monthly COBRA rate for the coverage that is extended, reduced by applicable withholdings. For this purpose, the applicable COBRA rate is the cost of COBRA coverage, determined as of the date of termination of employment, for the level of medical and/or dental coverage Executive has in effect on the date of termination of employment. Such amount shall be paid to the Executive each month beginning in the month following the Executive's date of termination of employment and continuing for 18 months; provided, however, this monthly payment shall cease and shall not be payable after the month in which Executive ceases to be eligible for Extended Coverage.

3.	The section heading for Section 5(vi) shall be replaced by a section heading for Section 5(v) to correct an administrative error.

4.	A new Section 5(vi) shall be added and shall state in its entirety:

vi.
Notwithstanding contrary provisions in an executive incentive bonus plan or in Section 3.b of this Article I, Executive will be paid an annual bonus for the fiscal year in which the termination of employment occurs determined and paid in the same manner as for all other executive participants in the annual bonus program except that the bonus will be pro rated for the portion of the fiscal year during which Executive was actively employed and will be paid within seventy-five (75) days after the end of such fiscal year.

5.	A new Section 5(vii) shall be added and shall state in its entirety:

vii.
The Company will cover reasonable expenses related to outplacement services, the cost and duration of which shall be determined by the Company in its sole discretion; provided, however, the outplacement assistance is intended to be exempt from Code Section 409A under the exemption in Treas. Reg. § 1.409A-1(b)(9)(v)(A) and, thus, (i) the services will be limited as necessary to be “reasonable” under Code Section 409A, (ii) the services shall be provided by no later than the last day of the second calendar year following the year in which the Executive's date of termination of employment occurs, and (iii) no related payments will be paid beyond the third calendar year after the year in which the Executive's date of termination of employment occurs.

6.
The Agreement, as expressly amended by this Second Amendment, shall remain in full force and effect in accordance with its terms and continue to bind the parties. This Second Amendment supersedes and amends any other agreements between the Company and/or any subsidiary or division and Employee, and any policy applicable to the Employee. Any disputes under this Second Amendment shall be resolved as provided in the Agreement.

7.	This Second Amendment shall be effective as of the date first set forth above.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date first above written.

MUELLER WATER PRODUCTS, INC.

By:     /s/ Gregory E. Hyland
Gregory E. Hyland
Chairman, President and
Chief Executive Officer

/s/ Gregory S. Rogowski
Gregory S. Rogowski